Exhibit 99.2

CONSENT OF DIRECTOR NOMINEE

In connection with the filing by Delphi Growth Capital Corp. of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the.board of directors of Delphi Growth Capital Corp. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: March 24, 2021

/s/ Kenneth Shea
Name: Kenneth Shea